Exhibit 99.1

AOL DELIVERS STRONGEST REVENUE GROWTH IN A DECADE

AOL REPORTS 13% REVENUE GROWTH AND 19% ADJUSTED OIBDA GROWTH IN Q4

GLOBAL ADVERTISING REVENUE GROWS 23% FUELED BY PRICING GROWTH

AOL DELIVERS 6th CONSECUTIVE QUARTER OF UNIQUE VISITOR GROWTH

AOL Networks Grows Revenue 50%, Fueled By Video, Mobile and Programmatic

Brand Group Grows Revenue 4% and Tripled Adjusted OIBDA

Record Low Churn of 1.3% Mitigates Membership Group Revenue Decline

AOL Margins Expand by More than 100 Basis Points

***

NEW YORK – February 6, 2014 - AOL Inc. (NYSE: AOL) released fourth quarter 2013 results today.

“2013 was AOL’s most successful year in the last decade, and we accomplished our goal of industry level growth at scale for AOL,” said Tim Armstrong, AOL Chairman and CEO. “AOL’s exceptionally talented team continues to execute against our strategy and our results show meaningful progress in the most important areas of media and technology. AOL plans to invest in our market leading strategies in 2014, while we continue to grow the company.”

Summary Results

In millions (except per share amounts)

	Q4 2013	Q4 2012	Change	FY 2013	FY 2012	Change
Revenue
Advertising	$507.0	$410.6	23%	$1,613.4	$1,418.5	14%
Global Display	181.7	169.8	7%	610.2	575.4	6%
Global Search	101.7	103.6	-2%	388.5	371.5	5%

AOL Properties	283.4	273.4	4%	998.7	946.9	5%
Third Party Network	223.6	137.2	63%	614.7	471.6	30%
Subscription	156.7	174.2	-10%	650.1	705.3	-8%
Other	15.3	14.7	4%	56.4	67.9	-17%

Total revenues	$679.0	$599.5	13%	$2,319.9	$2,191.7	6%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$147.3	$123.3	19%	$480.7	$412.6	17%
Operating income	$71.8	$68.2	5%	$190.3	$1,201.9	-84%
Net income attributable to AOL Inc.	$36.0	$35.7	1%	$92.4	$1,048.4	-91%
Diluted EPS	$0.43	$0.41	5%	$1.13	$11.21	-90%
Cash provided by operating activities	$90.0	$76.7	17%	$318.9	$365.6	-13%
Free Cash Flow (1)	$60.4	$46.3	30%	$192.1	$245.1	-22%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures we consider most comparable.

Q4 Consolidated AOL Revenue Trends:

•	Q4 total revenue grew 13% year-over-year, driven by global advertising revenue growth.

•	Global advertising revenue grew 23% year-over-year reflecting:

•

63% growth in Third Party Network revenue driven by growth in the sale of premium formats across AOL’s programmatic platform and by the inclusion of revenue from Adap.tv. Third Party Network Revenue grew 20% excluding Adap.tv.

•	7% growth in global display revenue driven by improved pricing related to growth in the sale of premium formats across AOL’s properties.

•	2% decline in global search revenue driven primarily by fewer search queries resulting from a decline in domestic AOL subscribers.

•

Subscription revenue declined 10% year-over-year and domestic AOL subscriber monthly average churn was 1.3% in Q4 2013 compared to a 10% decline year-over-year in subscription revenue and 1.8% monthly average churn in Q4 2012.

Q4 Consolidated AOL Profitability Trends:

•	Operating income, net income and diluted EPS were negatively impacted by a pre-tax restructuring charge of $13.2 million, largely related to a reduction in personnel, including Patch.

•	Adjusted OIBDA grew 19% year-over-year, driven by total revenue growth and a 25% decline in general and administrative expenses, partially offset by a 17% growth in costs of revenue expenses.

•

Cost of revenues increased $70.5 million year-over-year, reflecting a $67.4 million increase in total Traffic Acquisition Costs (TAC). TAC increases were driven by the inclusion of Adap.tv, growth in Third Party Network revenue and growth in our search marketing related efforts. Increased expenses associated with Adap.tv offset approximately $11 million of special (expense) items from Q4 2012 that did not reoccur in Q4 2013.

•

General and administrative expenses declined $27.6 million in Q4 2013 year-over-year, due to a decline in marketing costs primarily related to AOL’s continued cost reduction efforts, and a decline in legal and consulting fees.

AOL Asset, Cash & Cash Flow Trends:

•

AOL had $207.3 million of cash and equivalents at December 31, 2013. Q4 cash provided by operating activities and Free Cash Flow were $90.0 million and $60.4 million, up 17% and 30% year-over-year, respectively.

•

AOL repurchased 0.9 million shares of common stock at an average price of $34.60 in Q4 2013, or approximately $32.6 million in aggregate. In 2013, AOL repurchased 3.9 million shares at an average price of $34.75, or approximately $135 million in aggregate. AOL has approximately $115 million left in its current share repurchase authorization.

•

On December 31, 2013, AOL entered into an agreement to contribute Patch into a new joint venture which will be operated and majority owned by Hale Global. In connection with the transaction, AOL incurred $5.8 million in restructuring charges in Q4 2013. The transaction closed on January 29, 2014.

•

On January 23, 2014, AOL acquired Gravity, a premier personalization technology and publisher solutions business, for approximately $82 million in cash. An additional approximately $8 million of consideration will be deferred and paid over a two-year service period for certain Gravity employees. As part of the transaction, AOL will acquire approximately $12 million of net operating losses, which is expected to result in a future cash tax benefit to AOL of approximately $5 million.

DISCUSSION OF SEGMENT RESULTS

	Q4’13	Q4’12	Change
	(In millions)
Revenue
Brand Group	222.0	213.2	4%
Membership Group	209.3	230.8	-9%
AOL Networks	275.0	183.5	50%
Corporate & Other	0.0	0.3	-100%
Intersegment eliminations	(27.3)	(28.3)	4%

Total Revenue	$679.0	$599.5	13%

Adjusted OIBDA
Brand Group	35.6	8.8	305%
Membership Group	145.9	158.7	-8%
AOL Networks	5.9	6.4	-8%
Corporate & Other	(40.1)	(50.6)	21%

Total Adjusted OIBDA	$147.3	$123.3	19%

Brand Group

Brand Group revenue growth reflects continued growth in global display. Brand Group display revenue grew 6% globally driven by improved pricing as a result of growth in premium format impressions. Brand Group search revenue was flat year-over-year.

Brand Group Adjusted OIBDA improved significantly versus the prior year period, primarily due to the growth in display revenue discussed above as well as a reduction in personnel, primarily at Patch, and lower marketing costs. Lower year-over-year Brand Group operating expenses were partially offset by growth in TAC associated with AOL’s search marketing-related efforts.

Membership Group

Membership Group revenue declines reflect a 10% decline in subscription revenue driven by 10% fewer domestic AOL subscribers year-over-year. Membership Group revenue declines were partially offset by a 28% year-over-year reduction in churn rate to 1.3% and by 4% year-over-year growth in domestic average monthly subscription revenue per AOL subscriber (ARPU). Reduced churn and ARPU growth continues to reflect the benefits of AOL’s retention program and the impact of a price rationalization program. The decrease in Membership Group revenue year-over-year was also impacted by a decrease in search revenue of 7% due to fewer search queries resulting from a decline in domestic AOL subscribers.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscription revenue discussed above, partially offset by a decline in costs associated with the decline in subscribers.

AOL Networks

AOL Networks revenue increased 50% year-over-year, driven by significant growth in Third Party Network revenue which includes Adap.tv. Excluding Adap.tv, Third Party Network revenue grew approximately 20% year-over-year, driven by growth in the sale of premium formats across AOL’s programmatic platform. AOL Networks’ year-over-year revenue comparison was negatively impacted by the divestiture of StudioNow in Q1 2013. StudioNow contributed $1.4 million in revenue to AOL Networks in Q4 2012.

AOL Networks Adjusted OIBDA declined $0.5 million year-over-year driven by increased investments in our programmatic platforms and premium formats.

Corporate & Other

Corporate & Other Adjusted OIBDA improved significantly year-over-year, primarily driven by declines in marketing costs as a result of AOL’s broader cost reduction efforts, and a decline in legal costs.

Tax

AOL had Q4 2013 pre-tax income of $70.8 million and income tax expense of $35.3 million, resulting in an effective tax rate of 49.9%. This compares to an effective tax rate of 47.2% for Q4 2012. The effective tax rate for Q4 2013 differed from the statutory U.S. federal income tax rate of 35.0% primarily due to the impact of foreign losses that did not produce a tax benefit. The effective tax rate for Q4 2012 differed from the statutory U.S. federal income tax rate due to the impact of foreign losses that did not produce a tax benefit and the impact of changes in state tax rates and apportionment on AOL’s deferred tax assets.

Cash Flow

Q4 2013 cash provided by operating activities was $90.0 million, while Free Cash Flow was $60.4 million, both up year-over-year primarily due to growth in Adjusted OIBDA, partially offset by timing of working capital.

CONSOLIDATED OPERATING METRICS

	Q4 2013	Q4 2012	Y/Y Change	Q3 2013	Q/Q Change
Subscriber Information
Domestic AOL subscribers (in thousands) (1)	2,501	2,794	-10%	2,508	0%
ARPU (1)	$20.01	$19.27	4%	$20.15	-1%
Domestic AOL subscriber monthly average churn (2)	1.3%	1.8%	-28%	1.4%	-7%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	120	113	6%	115	4%
Domestic average monthly unique visitors to AOL Advertising Network	207	187	11%	196	5%

(1)

Domestic AOL subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL subscriber numbers presented above. Additionally, only those individuals whose subscription includes AOL-brand dial-up access service are included in the AOL subscriber numbers above. ARPU is calculated as domestic average monthly subscription revenue per AOL subscriber.

(2)

Churn represents the percentage of AOL subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial AOL subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss fourth quarter 2013 financial results on Thursday, February 6, 2014, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (800) 237.9752 and other international parties should call (617) 847.8706. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 64912086.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Advertising	$507.0	$410.6	$1,613.4	$1,418.5
Subscription	156.7	174.2	650.1	705.3
Other	15.3	14.7	56.4	67.9

Total revenues	679.0	599.5	2,319.9	2,191.7
Costs of revenues	494.6	424.1	1,706.2	1,587.2
General and administrative	84.4	112.0	322.0	413.2
Amortization of intangible assets	15.4	9.6	45.1	38.2
Restructuring costs	13.2	2.4	41.3	10.1
Goodwill impairment charge	—	—	17.5	—
Income from licensing of intellectual property	—	—	—	(96.0)
(Gain) loss on disposal of assets, net	(0.4)	(16.8)	(2.5)	(962.9)

Operating income	71.8	68.2	190.3	1,201.9
Other income (loss), net	(1.0)	(1.1)	(6.6)	8.2

Income from operations before income taxes	70.8	67.1	183.7	1,210.1
Income tax provision	35.3	31.7	93.1	162.4

Net income	$35.5	$35.4	$90.6	$1,047.7
Net (income) loss attributable to noncontrolling interests	0.5	0.3	1.8	0.7

Net income attributable to AOL Inc.	$36.0	$35.7	$92.4	$1,048.4

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.46	$0.43	$1.19	$11.51

Diluted net income per common share	$0.43	$0.41	$1.13	$11.21

Shares used in computing basic income per common share	78.9	83.7	77.6	91.1

Shares used in computing diluted income per common share	83.5	88.1	82.0	93.5

Cash dividends paid per common share	$—	$5.15	$—	$5.15

Depreciation expense by function:
Costs of revenues	$28.9	$30.3	$119.0	$126.5
General and administrative	2.6	2.8	9.9	12.2

Total depreciation expense	$31.5	$33.1	$128.9	$138.7

Equity-based compensation by function:
Costs of revenues	$10.4	$5.3	$29.2	$18.9
General and administrative	5.2	5.9	17.8	20.6

Total equity-based compensation	$15.6	$11.2	$47.0	$39.5

Traffic Acquisition Costs (included in costs of revenues)	$171.5	$104.1	$479.4	$356.9

Third Party Network Traffic Acquisition Costs	$144.9	$85.6	$393.8	$306.7

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and equivalents	$207.3	$466.6
Accounts receivable, net of allowances of $8.3 and $6.6, respectively	491.0	351.9
Prepaid expenses and other current assets	34.1	28.5
Deferred income taxes, net	30.7	40.6

Total current assets	763.1	887.6
Property and equipment, net	467.9	478.3
Goodwill	1,361.7	1,084.1
Intangible assets, net	208.4	133.2
Long-term deferred income taxes, net	110.6	148.8
Other long-term assets	71.7	65.3

Total assets	$2,983.4	$2,797.3

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$101.0	$76.1
Accrued compensation and benefits	127.0	151.4
Accrued expenses and other current liabilities	197.3	175.3
Deferred revenue	67.2	57.8
Current portion of obligations under capital leases	55.5	49.6

Total current liabilities	548.0	510.2
Long-term portion of obligations under capital leases	56.2	56.3
Long-term deferred income taxes	4.4	5.8
Other long-term liabilities	97.6	73.8

Total liabilities	706.2	646.1

Redeemable noncontrolling interest	9.7	13.4

Equity:
Common stock, $0.01 par value, 114.1 million shares issued and 79.2 million shares outstanding as of December 31, 2013 and 110.1 million shares issued and 76.6 million shares outstanding as of December 31, 2012	1.1	1.1
Additional paid-in capital	3,592.7	3,457.5
Accumulated other comprehensive income (loss), net	(290.4)	(294.1)
Accumulated deficit	(93.6)	(188.0)
Treasury stock, at cost, 34.9 million shares as of December 31, 2013 and 33.5 million shares as of December 31, 2012	(942.9)	(838.4)

Total stockholders’ equity	2,266.9	2,138.1
Noncontrolling interest	0.6	(0.3)

Total equity	2,267.5	2,137.8

Total liabilities, redeemable noncontrolling interest and equity	$2,983.4	$2,797.3

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	Years Ended December 31,
	2013	2012
	(unaudited)
Operating Activities

Net income	$90.6	$1,047.7
Adjustments for non-cash and non-operating items:
Depreciation and amortization	174.0	176.9
Asset impairments and write-offs	30.6	6.1
(Gain) loss on step acquisitions and disposal of assets, net	(1.5)	(975.5)
Equity-based compensation	47.0	39.5
Deferred income taxes	51.5	124.1
Other non-cash adjustments	4.4	(2.6)
Changes in operating assets and liabilities, net of acquisitions
Receivables	(104.5)	(33.4)
Accrued expenses	21.7	4.6
Deferred revenue	7.9	(12.7)
Other balance sheet changes	(2.8)	(9.1)

Cash provided by operating activities	318.9	365.6

Investing Activities
Investments and acquisitions, net of cash acquired	(337.9)	(32.0)
Proceeds from disposal of assets, net	1.5	952.3
Capital expenditures and product development costs	(65.7)	(64.9)

Cash (used) provided by investing activities	(402.1)	855.4

Financing Activities

Repurchase of common stock	(134.8)	(698.7)
Principal payments on capital leases	(61.1)	(55.6)
Tax withholdings related to net share settlements of restricted stock units	(16.5)	(7.6)
Proceeds from exercise of stock options	35.3	35.2
Cash dividends paid	—	(434.4)
Cash dividend equivalent payments on restricted stock units	(4.4)	—
Other financing activities	6.1	0.3

Cash used by financing activities	(175.4)	(1,160.8)

Effect of exchange rate changes on cash and equivalents	(0.7)	(1.1)

(Decrease) increase in cash and equivalents	(259.3)	59.1
Cash and equivalents at beginning of period	466.6	407.5

Cash and equivalents at end of period	$207.3	$466.6

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three months and years ended December 31, 2013 and 2012 (In millions, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Restructuring costs	$(13.2)	$(2.4)	$(41.3)	$(10.1)
Equity-based compensation expense	(15.6)	(11.2)	(47.0)	(39.5)
Asset impairments and write-offs	(0.2)	(3.1)	(30.6)	(6.1)
Gain (loss) on disposal of assets, net (1)	0.4	17.6	2.5	964.2
Costs related to proxy contest	—	(0.1)	—	(8.9)
Costs related to patent sale and return of proceeds to shareholders	—	(7.1)	—	(15.7)
Income from licensing of intellectual property	—	—	—	96.0
Tax, legal and other settlements	—	(1.0)	—	(8.6)
Acquisition-related costs (2)	—	(5.1)	—	(5.1)
Gain on consolidation of Ad.com Japan (3)	—	—	—	10.8

Pre-tax impact	(28.6)	(12.4)	(116.4)	977.0

Income tax impact (4)	11.3	2.1	38.1	(48.2)

After-tax impact of items impacting comparability of net income	$(17.3)	$(10.3)	$(78.3)	$928.8

Impact per basic common share	$(0.22)	$(0.12)	$(1.01)	$10.20

Impact per diluted common share	$(0.21)	$(0.12)	$(0.95)	$9.93

Effective tax rate (5)	39.4%	39.2%	39.4%	39.2%

(1)	Gain on disposal of assets for the three months ended December 31, 2012 relates primarily to the release of a VAT indemnification liability reserve associated with the sales of our German and UK access businesses in 2006 and 2007. The statute of limitations on this indemnification expired on December 31, 2012. For the year ended December 31, 2012, gain on disposal of assets also includes the gain on the sale of the patents of $946.1 million in the second quarter of 2012.
(2)	Acquisition-related costs for the three months and year ended December 31, 2012 includes approximately $4.7 million related to a bonus paid to employees of an acquired company and accounted for as compensation expense.
(3)	During the three months ended March 31, 2012, AOL purchased an additional interest in a joint venture, Ad.com Japan, and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.
(4)	Income tax impact is calculated by applying the normalized effective tax rate to deductible items. The income tax impacts for certain items such as gain (loss) on disposal of assets and gain on consolidation of Ad.com Japan are calculated by using the actual tax expense for the transactions. The goodwill impairment charge of $17.5 million recorded in the third quarter of 2013 is not deductible for income tax purposes.
(5)	For the three months and year ended December 31, 2013, the effective tax rate was calculated based on AOL’s 2013 normalized annual effective tax rate. The effective tax rate for the three months and year ended December 31, 2012 was calculated based upon AOL’s 2012 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Operating income	$71.8	$68.2	$190.3	$1,201.9

Add: Depreciation	31.5	33.1	128.9	138.7

Add: Amortization of intangible assets	15.4	9.6	45.1	38.2

Add: Restructuring costs	13.2	2.4	41.3	10.1

Add: Equity-based compensation	15.6	11.2	47.0	39.5

Add: Asset impairments and write-offs	0.2	3.1	30.6	6.1

Add: Losses/(gains) on disposal of assets, net	(0.4)	(17.6)	(2.5)	(964.2)

Add: Special items (1)	—	13.3	—	(57.7)

Adjusted OIBDA	$147.3	$123.3	$480.7	$412.6

Cash provided by operating activities	$90.0	$76.7	$318.9	$365.6

Less: Capital expenditures and product development costs	13.0	15.9	65.7	64.9

Less: Principal payments on capital leases	16.6	14.5	61.1	55.6

Free Cash Flow	$60.4	$46.3	$192.1	$245.1

(1)	Special items for the three months ended December 31, 2012 include costs related to the patent sale of $7.1 million (including a year-end employee bonus as a result of the patent transaction) and acquisition-related costs of $5.1 million. Special items for the year ended December 31, 2012 also include patent licensing income of $96.0 million and additional costs related to the patent sale of $8.6 million, as well as proxy contest costs of $8.9 million and the Virginia tax settlement of $7.6 million.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of the AOL Advertising Network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (the “Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the new revolving credit facility; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) our ability to attract and retain key employees; 6) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 7) adoption of new products and services; 8) our ability to attract and retain unique visitors to our properties; 9) asset impairments; and 10) the impact of “cyber-attacks.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Peter Land

212-206-5009

Peter.Land@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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